EXHIBIT 10.2
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                             DISTRIBUTION AGREEMENT
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THIS AGREEMENT (the "Agreement") is made and entered into as of December 10,
1992 by and between INGRAM MICRO INC., a California corporation (hereinafter "Ingram") and DATAWATCH CORPORATION, a Delaware corporation (hereinafter "Vendor").

                                    RECITALS
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Vendor manufactures, produces, and/or supplies microcomputer products and desires to grant to Ingram the right to sell and distribute certain of those products, as hereinafter defined, upon the terms and conditions set forth below. Ingram is engaged in the sales and distribution of microcomputer products and desires to have the right to sell and distribute Vendor's products upon said terms and conditions.

In consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                        1. GRANT OF DISTIRUBUTION RIGHTS.

1.1 Vendor hereby grants to Ingram, and Ingram accepts the non-exclusive right to distribute worldwide all computer products produced and/or offered by Vendor during the term of this Agreement, including those products listed on Exhibit A attached hereto and made a part hereof (hereinafter all products to be distributed shall be referred to as the "Product" or "Products").

1.2 Vendor agrees to make available and to sell to Ingram such Product as Ingram shall order from Vendor at the prices and subject to the terms set forth in this Agreement. Ingram shall not be required to purchase any minimum amount or quantity of the Product.

1.3 Vendor may appoint other distributors to distribute its Products. Ingram shall have the right to obtain and/or retain the rights to distribute any other products, including products which may compete with the Products.

                                    2. TERM.

2.1 The term of this Agreement shall be for a period of one (1) year, beginning on the date first above written. Thereafter, this Agrreement shall be renewed for successive one (1) year terms without further notice, unless terminated sooner as provided under the provisions of this Agreement.

2.2 Either party may terminate this Agreement, with or without cause, by giving ninety (90) days' written notice to the other party.

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                            3. OBLIGATIONS OF VENDOR.

3.1 Vendor shall use its best efforts to ship the Product within five (5) days after receipt of Ingram's order for the Product, unless otherwise directed by Ingram.

3.2 At no charge to Ingram, Vendor shall support the Product and any efforts to sell the Product by Ingram, and provide sales literature, advertising materials and reasonable training and support in the sale and use of the Product to Ingram's employees and customers, if requested by Ingram.

3.3 Vendor shall notify Ingram at least thirty (30) days prior to the date any new Product is to be introduced and shall make such Product available for distribution by Ingram not later than the date it is first introduced in the marketplace.

3.4 Vendor agrees to maintain sufficient Product inventory to permit it to fill Ingram's orders as required herein. If a shortage of any Product in Vendor's inventory exists in spite of Vendor's good faith efforts, Vendor agrees to allocate its available inventory of such Product to Ingram in proportion to Ingram's percentage of all of Vendor's customer orders for such Product during the previous sixty (60) days.

3.5 For each Product shipment to Ingram, Vendor shall issue to Ingram an invoice showing Ingram's order number and the Product part number, description, price and any discount. At least monthly, Vendor shall provide Ingram with a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous statement, if any.

                            4. OBLIGATIONS OF INGRAM.

4.1 Ingram will list the Product in one or more of its catalogs and make the Product available to its customers.

4.2 Ingram will advertise and/or promote the Products in a commercially reasonable manner and will transmit Product information and promotional materials to its customers, as reasonably necessary.

4.3 As reasonably necessary, Ingram will make its facilities available for, and will assist Vendor in providing, Product training and support required under
Section 3.2 hereof.

4.4 Ingram will provide Product technical assistance to its customers as it is reasonably able to do so, and will refer all other technical matters directly to Vendor.

4.5 Ingram will handle its customer's Product returns and batch them for return to Vendor at regular intervals.

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                               5. PRICE AND TERMS.

5.1 The price and applicable discount, if any, for the Product shall be as set forth in Exhibit A. Ingram shall not be bound to sell Product to its customers at any prices suggested by Vendor.

5.2 Vendor shall have the right to change the list price of any Product upon giving thirty (30) days' prior written notice to Ingram. In the event that Vendor shall raise the list price of a Product, all orders for such Product placed prior to the effective date of the price increase shall be invoiced at the lower price.

5.3 In the event that Vendor reduces the price of any Product or offers the Product at a lower price, including raising the discount offered, to any other party, Vendor shall promptly credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram on the date the reduced price is first offered. Vendor will also credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram's customers on the date the reduced price is first offered by Vendor if Ingram's customers request a credit resulting from Vendor's price reduction. Should any of Ingram's customers request a price adjustment as outlined in this Section, Ingram shall provide for an independent third party audit of that customer's inventory upon Vendor's reasonable request and at Vendor's expense. Ingram will use commercially reasonable efforts to provide inventory reporting of its customers' inventory.

5.4 Terms of payment for any order shall be net forty-five (45) days from receipt of the applicable invoice by Ingram. For the purposes of earning a discount, payment is deemed to be made on the postmark date of Ingram's transmittal.

5.5 Notwithstanding any other provision in this Agreement to the contrary, Ingram shall not be deemed in default under this Agreement if it withholds any payment to Vendor because of a legitimate dispute between the parties.

                                  6. SHIPPING.

6.1 Vendor shall ship Product only pursuant to Ingram purchase orders received by Vendor. Product shall be shipped F.O.B. Vendor's warehouse, with risk of loss or damage to pass to Ingram upon delivery by Vendor to the carrier designated on Ingram's freight routing instructions, attached hereto as Exhibit B, which may be changed by Ingram from to time.

                7. COOPERATIVE ADVERTISING AND MARKETING FUNDS.

7.1 Ingram may advertise and promote the Product and/or Vendor in a commercially reasonable manner and may use Vendor's trademarks, service marks and trade names in connection

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therewith; provided that, Ingram shall submit the advertisement or promotion to
Vendor for review and approval prior to initial release, which approval shall not be unreasonably withheld or delayed.

7.2 Vendor agrees to cooperate with Ingram in advertising and promoting the Product and/or Vendor and hereby grants Ingram a cooperative advertising allowance of up to two percent (2%) of invoice amounts for Product purchased by Ingram from Vendor to the extent that Ingram or customer/dealers use the allowance for any advertising and promoting which features Product and/or Vendor. Upon receipt of reasonable evidence of advertising expenditures, Vendor agrees to credit the amount of any such expenditures against future purchases by Ingram.

7.3 Vendor agrees to participate in the "Go With Ingram Micro" marketing program currently in effect. The cooperative advertising allowance granted under Section
7.2 above shall be reduced by two percent (2%) as specified in Exhibit B attached hereto. This program is subject to the terms and conditions set forth on Exhibit B attached hereto and made a part hereof.

7.4 Vendor understands that additional marketing programs may be offered by Ingram to Vendor. Such programs may include a launch program that requires additional funds in addition to the cooperative advertising funds specified in
Section 7.2.

                             8. DEMONSTRATION UNITS.

8.1 At the request of Ingram, Vendor shall consign to Ingram a reasonable number of demonstration units of the Product to aid Ingram and its sales staff in the support and promotion of the Product. All units consigned will be returned to Vendor in good condition, reasonable wear and tear excepted, when requested by Vendor at any time eleven (11) months after delivery to Ingram.

                               9. STOCK BALANCING.

9.1 GENERAL STOCK BALANCING. Notwithstanding anything else to the contrary in this Agreement, at any time during the term of this Agreement, Ingram may return any Products which are in their original packaging to Vendor for full credit of the Products, purchase price, less any discounts or credits previously received. All freight charges for returned Products will be paid by Ingram.

9.2 RETURNS AFTER TERMINATION. Ingram may return any Product in its inventory to Vendor for credit against outstanding invoices, or for cash refund if there are no invoices then outstanding, within sixty (60) days following the expiration or earlier termination of this Agreement. Any credit or refund due Ingram for returned Product shall be equal to the purchase price of the Product, less any discounts or credits previously received, except for early payment or prepayment discounts.

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9.3 RETURNS AFTER PRODUCT DISCONTINUATION. Vendor shall provide Ingram with thirty (30) days written notice prior to the Vendor's discontinuation of any Product. Upon receipt of such notice, Ingram shall have the right to, at any time during the term of this Agreement, return all discontinued Products purchased from Vendor for full credit of the Products' purchase price, less any discounts or credits previously received, except for early payment or prepayment discounts.

                             10. PRODUCT WARRANTIES.

10.1 Vendor warrants that the Products will be free from defects in materials and workmanship for a period of one (1) year from the date of purchase by any end user. Vendor warrants that the Products will perform in conformance with the specifications and documentation provided with the Products. Vendor agrees that such warranties are made for the benefit of Ingram, its customers and dealers, and the Product end user.

10.2 Ingram may return Product found to be defective, or returned as defective by a customer of Ingram, for immediate credit of the amount of the Product's purchase price plus all freight charges incurred by Ingram in returning the Product.

10.3 In the event Vendor recalls any or all of the Products due to defects, revisions, or upgrades, Ingram shall provide reasonable assistance in such recall; provided that Vendor shall pay all of Ingram's expenses in connection with such recall, including handling charges per unit of Product of not less than two and one-half percent (2-1/2%) of the Product's list price.

                                 11. INDEMNITY.

11.1 Vendor shall defend, indemnify, and hold harmless Ingram from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) for any injury or damage, including, but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defect in Products. This duty to indemnify Ingram shall be in addition to the warranty obligations of Vendor.

11.2 Vendor shall defend, indemnify and hold Ingram harmless from and against all damages and costs incurred by Ingram arising from the infringement of any patents, copyrights, trademarks, trade secrets, or other proprietary rights in the manufacture or marketing of the Products; provided that, Ingram promptly notifies Vendor of the charge of infringement or legal proceeding. If there is a claim made or threatened, Vendor may, at its expense and option, either procure the right to continue using any part of Product, replace same with a non infringing Product, or modify Product such that it is non infringing; provided that, if within ninety (90) days after a claim has been made, Vendor has not procured such right, replaced the Product, or modified the Product so that it does not infringe, Ingram may

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return the Product to Vendor for a full credit against future purchases or for a cash refund, at Ingram's option.

                              12. PRODUCT MARKINGS.

12.1 Vendor shall clearly mark on the packaging of each unit of Product the Product's name and computer compatibility. Such packaging shall also bear a machine-readable bar code identifier scannable in Standard ABCD format which identifies the Product and its serial number and fully complies with all conditions regarding standard product labeling set forth in "Ingram Micro's Guide To Bar Code: The Product Label," as amended from time to time.

                       13. REPRESENTATIONS AND WARRANTIES.

Vendor warrants and represents that:

13.1 The Products or their use do not infringe upon any patents, copyrights, trademarks, trade secrets, or other proprietary rights of others, and that there are not any suits or proceedings pending or threatened which allege that any Product or the use thereof infringes upon such proprietary rights;

13.2 The Product prices offered herein are the best prices available to any distributor to whom Vendor sells, and that in the future all prices for Product made available to Ingram shall be the best prices available to any distributor of the Products;

13.3 Sales to Ingram of the Products at the listed prices and/or discounts do not in any way constitute violations of federal, state, or local laws, ordinances, rules or regulations, including any antitrust laws or trade regulations;

13.4 It has sufficient Product liability insurance to enable it to meet its obligations under Section 11 hereof.

                                  14. DEFAULTS.

14.1 For purposes of this Agreement, a party shall be in default if (a) it materially breaches a term of this Agreement and such breach continues for a period of ten (10) business days after it has been notified of the breach, or
(b) it shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of or become subject to any proceeding under the Federal Bankruptcy Act or any other federal or state statute relating to insolvency or the protection of rights of creditors.

14.2 Upon the occurrence of an event of default as described in Section 14.1, the party not in default may immediately terminate this Agreement by giving written notice to the party in default.

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14.3 The rights and remedies provided to the parties in this Section 14 shall not be exclusive and are in addition to any other rights and remedies provided by this Agreement or by law or in equity.

                                 15. INSURANCE.

15.1 During the term of this Agreement, Vendor shall carry insurance coverage for product liability/completed operations with minimum limits of one million dollars ($1,000,000). Within ten (10) days of the full execution of this Agreement, Vendor shall provide Ingram with a Certificate of Insurance evincing such insurance coverage including (a) a broad form vendor's endorsement naming Ingram as an additional insured and (b) a mandatory thirty (30) day notice of cancellation to Ingram.

                              16. OTHER PROVISIONS.

16.1 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the State of California, except that body of law concerning conflicts of law.

16.2 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when (i) personally delivered; (ii) two (2) days after mailing by U.S. certified or registered first-class mail, prepaid; or (iii) one (1) after deposit with any nationally recognized overnight courier, with written verification of receipt, and addressed to the parties at the addresses set forth at the end of this Agreement or at such other addresses as the parties may designate by written notice.

16.3 ATTORNEY'S FEES. In the event suit is commenced to enforce this Agreement or otherwise relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

16.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; however, this Agreement shall be of no force or effect until executed by both parties.

16.5 CONFIDENTIAL INFORMATION. Neither party shall disclose to the other any information regarded as confidential information by the disclosing party or any third party. Any confidential disclosures shall be exclusively governed by a separate agreement.

16.6 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full rights to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken, construed,

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or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

16.7 CAPTIONS AND SECTION HEADINGS. Captions and section headings used herein are for convenience only, are not a part of this Agreement, and shall not be used in construing it.

16.8 COVENANT OF FURTHER COOPERATION. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

16.9 BINDING ON HEIRS AND SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of each party, its successors and assigns.

16.10 SEVERABILITY. A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found not to be invalid.

16.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, superseding any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are hereby expressly canceled and terminated. The terms and conditions of each party's purchase orders, invoices, acknowledgments /confirmations or similar documentation shall not apply to any order hereunder, and any such terms and conditions thereon shall be deemed to be objected to without need of further notice or objection. Any modifications of this Agreement must be in writing and signed by authorized representatives of both parties hereto.

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16.12 PARTIES EXECUTING. The parties executing this Agreement warrant that they have the requisite authority to do so.

     IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

"Ingram"                                 "Vendor"

Ingram Micro Inc.                        Datawatch Corporation
1600 E. St. Andrew Place                 3700 Lyckan Parkway
Santa Ana, California 92705              Durham, NC 27707

By: /s/ Sanat K. Dutta                   By: /s/ Andrew W. Mathews
    --------------------------              -----------------------------
Sanat K. Dutta
Senior Vice President                    Name: Andrew W. Mathews
Operations                                    ------------------------
                                                   (print or type)


                                         Title: Vice President, General Manager

Date:  12/18/92                          Date:  12/29/92
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*AGREEMENT MUST BE SIGNED BY PRESIDENT OR BY A DULY AUTHORIZED VICE PRESIDENT OR
PARTNER.


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Amendment No. 1                                                   April 16, 1996
Reseller Agreement                                               Page One of One

     Ingram Micro Inc. ("Reseller") and Datawatch Corporation hereby agree to amend their mutual Distribution Agreement, dated December 10, 1992 as follows:

1. A revised Exhibit A is attached hereto which contains no Data Encrypted Software (DES) items. All items are authorized under section 1.1 for worldwide distribution with the exception of Virex with Speed Scan which may not be distributed in Australia.

2. This amendment shall remain in effect for the current and any renewal term of the Agreement.

Notwithstanding the foregoing, all other provisions of the Agreement remain unchanged. The signer has read this Amendment, agrees hereto, and is an authorized representative of its respective party.

INGRAM MICRO INC.                            DATAWATCH CORPORATION



By:  /s/ Sanat K. Dutta                      By:  /s/ A.W. Mathews
   ---------------------------                  -------------------------
Name: Sanat K. Dutta                         Name: A.W. Mathews

Title: Executive Vice President              Title: Vice President of Sales

Date:  4/19/96                               Date:  5/9/96
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